EXHIBIT 99(e)(2)

                        FORM OF INDEMNIFICATION AGREEMENT

         THIS AGREEMENT is made as of this __ day of November 2003, by and between Joule Inc., a Delaware corporation (the "Corporation"), and __________________ ("Indemnitee").

         WHEREAS, Indemnitee is a member of the Board of Directors of the Corporation, has been appointed a member of the Special Committee of the Board of Directors of the Corporation (the "Special Committee") formed to evaluate a potential transaction that would result in the acquisition by a corporation formed by a purchaser group consisting of Emanuel Logothetis, members of his immediate family and John Wellman of all the outstanding shares of the Company's common stock not already owned by the members of such group and the transfer of the Corporation to private ownership (the "Transaction");

         WHEREAS, the shareholders of the Corporation have adopted by-laws (the "By-laws") providing for the indemnification of the officers, directors, agents and employees of the Corporation to the maximum extent authorized by applicable law;

         WHEREAS, the By-laws specifically provide that they are not exclusive, and thereby contemplate that contracts may be entered into between the Corporation and the members of its Board of Directors with respect to indemnification of such directors;

         WHEREAS, the Corporation has purchased and presently maintains a policy or policies of directors and officers liability insurance, covering certain liabilities which may be incurred by its directors and officers in the performance of their services for the Corporation;

         WHEREAS, in order to induce the Indemnitee to continue to serve as a member of the Special Committee, the Corporation has determined and agreed to enter into this Agreement with Indemnitee;

         NOW, THEREFORE, in consideration of the Indemnitee's continued services as a member of the Special Committee after the date hereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Agreement to Indemnify. The Corporation shall indemnify and hold harmless Indemnitee, to the fullest extent authorized by the General Corporation Law of the State of Delaware as it may be in effect from time to time (but, in the case of any such amendment(s), only to the extent it permits a Delaware corporation to provide, as a whole, broader indemnification rights than said law permitted such corporation prior to such amendment(s)) (the "Delaware Law"), from and against any expenses (including, but not limited to, expenses of investigation and preparation and fees and disbursements of counsel, accountants and other experts), judgments, fines, liability, losses and amounts paid in settlement, actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit, claim or proceeding (hereinafter, a "proceeding"), including affirmative defenses raised therein, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee is or was a director or officer of the Corporation (including, without limitation, as a member of any committee of the Board of Directors) or arising out of or in connection with the

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Transaction, and whether or not the cause of such proceeding occurred before or after the date of this Agreement.

         Section 2. Limitation on Indemnification. It shall be a defense by the Corporation to any claim for indemnification (other than a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation as set forth in Section 5 of this Agreement) that Indemnitee has not met the standard of conduct which make it permissible under Delaware Law for the Corporation to indemnify Indemnitee for the amount claimed. The determination as to whether the applicable standard of conduct has been met shall be made in accordance with Delaware law. Unless the Corporation and the Indemnitee agree within ten (10) business days of receipt of written notice of a request for indemnification pursuant to Section 3 that the applicable standard has been met, the determination shall be made by independent legal counsel licensed to practice in Delaware recommended by the Corporation and approved by the Indemnitee, which approval shall not be unreasonably withheld. The determination of counsel shall be set forth in a written opinion. If the determination of such counsel is that the standard of conduct was not met Indemnitee shall have the right to appeal to a court of competent jurisdiction and all costs and expenses shall be indemnified by the Corporation if the determination of such counsel is overturned and the Corporation shall advance expenses in connection with any such appeal in accordance with Section 5 hereof. The parties shall cooperate to cause such determination to be made expeditiously. Notwithstanding the above, if the Corporation has not recommended Delaware counsel within fifteen (15) business days of receipt of the written notice of a request for indemnification, the applicable standard of conduct shall be deemed to have been met; provided, however, that if the Corporation can demonstrate that it has made a good faith, diligent effort to find counsel willing to serve in such capacity but has been unsuccessful in doing so, it shall have an additional 15 business days (commencing at the expiration of the initial 15 business-day period) to retain such independent counsel before the applicable standard shall be deemed to have been met. All expenses related to the independent counsel shall be paid by the Company. The failure to have made a determination prior to the commencement of any such action that indemnification of Indemnitee is proper because the applicable standard of conduct has been met shall not be a defense to such action or create a presumption that Indemnitee has not met the applicable standard of conduct. Once the determination has been made that the applicable standard has been met, any indemnification payment then due or that thereafter becomes due under Section 1 of this Agreement shall be made promptly, and in any event within 20 days, after such determination or the date that a subsequent payment becomes due, as the case may be.

         Section 3. Notice to Corporation. Indemnitee shall notify the Corporation in writing, directed to the Secretary of the Corporation at its principal office or such other address as the Corporation may designate in writing to the Indemnitee, of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof; provided, that a delay in notifying the Corporation shall not constitute a waiver by Indemnitee of his rights hereunder except to the extent that the Corporation is materially prejudiced thereby.

         Section 4. Control of Defense. Indemnitee shall control the defense (including the selection of qualified counsel) of any proceeding against him which may give rise to a right of

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indemnification hereunder; provided, however, that if any insurance carrier which shall have supplied any directors' and officers' insurance coverage shall be willing to conduct such defense without any reservation as to coverage, then, unless on written application by Indemnitee concurred with by the Board of Directors of the Corporation, Indemnitee and the Board of Directors deem it undesirable, such insurance carrier shall select counsel to conduct such defense. Indemnitee shall conduct the defense of any such proceeding in good faith and with diligence. Indemnitee shall timely notify the Corporation of any significant developments in the proceeding and any significant decisions to be made in respect thereto. Indemnitee shall give the Corporation the opportunity to participate in (at the Corporation's expense), and shall actively cooperate with the Corporation in, the defense and (subject to Section 6 below) the settlement or compromise of any such proceeding.

         Section 5. Expenses. Notwithstanding anything contained in Section 2 to the contrary, in the event of any proceeding against Indemnitee which may give rise to a right of indemnification pursuant to this Agreement, following a written request to the Corporation by Indemnitee, the Corporation shall advance to Indemnitee amounts equal to reasonable expenses incurred by Indemnitee in defending such proceeding in advance of the final disposition thereof promptly upon receipt of (i) an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined by final judgment of a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation hereunder, and (ii) satisfactory documentation as to the amount of such expenses. Indemnitee's written certification together with a true and correct copy of the statement paid or agreed to be paid by Indemnitee shall constitute satisfactory documentation for purposes of subparagraph (ii) hereof. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

         Section 6. Settlement. Indemnitee shall not settle or compromise any proceeding covered by this Agreement without first obtaining written consent to such settlement or compromise from the Corporation, which consent in no event shall be unreasonably withheld or delayed.

         Section 7. Collection Costs. The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Corporation hereby in order to induce the Indemnitee to continue as a member of the Special Committee, and acknowledges that the Indemnitee is relying upon this Agreement in continuing in such capacity. The right to indemnification or advances of expenses as granted by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. In the event that Indemnitee is required to bring any action to enforce rights or to collect amounts due under this Agreement and is successful in such action, the Corporation shall promptly reimburse Indemnitee for all of Indemnitee's costs and expenses in bringing and pursuing such action. The Corporation shall be precluded from asserting in any action that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement.

         Section 8. Insurance. The Corporation will maintain, at least through the date that the Transaction is consummated or abandoned, the Corporation's existing directors' and officers' insurance as set forth on Exhibit A hereto in full force and effect without reduction of coverage. If the Transaction is consummated, prior to canceling or reducing such coverage the Corporation

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shall purchase "tail" insurance providing coverage for a period of three (3)
years after such date on substantially the same terms as the current policies of directors' and officers' liability insurance and indemnification maintained by the Corporation (provided that the Corporation may substitute therefor policies with reputable and financially sound carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous to the beneficiaries thereof than those maintained by the Corporation) with respect to claims arising from or related to facts or events which occurred at or before cancellation or reduction of such coverage. In all policies of director and officer liability insurance, Indemnitee shall be included in the definitions of "insured" or "covered persons" in such a manner as to provide Indemnitee at least the same rights and benefits as are accorded to the most favorably insured of the Corporation's officers and directors.

         Section 9. Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of the Indemnitee to recovery against third parties. The Indemnitee shall execute all papers reasonably required and shall take such acts as are reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

         Section 10. Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification than is provided under the terms of the Certificate of Incorporation or By-laws of the Corporation and this Agreement, Indemnitee shall be entitled to such broader indemnification and this Agreement shall be deemed to be amended to such extent.

         Section 11. Non-Exclusive Rights. The rights to payment of indemnification and advancement of expenses provided by this Agreement shall be in addition to, but not exclusive of, any other rights which Indemnitee may have at any time under applicable law, the Corporation's By-laws or Certificate of Incorporation, each as amended from time to time, or any other agreement, vote of stockholders or directors, or otherwise, both as to action in Indemnitee's official capacity and as to action in any other capacity as a result of Indemnitees's serving as a director (or member of committee) of the Corporation.

         Section 12. Successors and Assigns. The rights granted to Indemnitee hereunder shall inure to the benefit of Indemnitee, his personal representatives, heirs, executors, administrators and beneficiaries, and this Agreement shall be binding upon the Corporation, its successors and assigns (including any transferee of all or a substantial portion of the business, stock and/or assets of the Corporation and any direct or indirect successor by merger or consolidation or otherwise by operation of law).

         Section 13. Miscellaneous. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Delaware without regard to the provisions thereof relating to conflicts of law. The captions used in this Agreement are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or affect in any way any of the provisions of this Agreement, and all of the provisions of this Agreement shall be enforced and construed as if no captions had been used in

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this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. No amendment, modification or alteration of the terms or provisions of this Agreement or the Exhibits hereto shall be binding unless the same shall be in writing and duly executed by the parties hereto. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the wavier is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        JOULE INC.

                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

                                        [NAME]

                                        ------------------------------

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                                                                       Exhibit A

                               Insurance Policies